EXHIBIT 21.1


                      SUBSIDIARIES OF ENVIRO-RECOVERY, INC.

     Name                                               Jurisdiction
     ----                                              --------------

     Resource Recovery, Inc.                                Florida

     Superior Water Logged Lumber Company, Inc.             Wisconsin

     Resource Recovery of Wisconsin, Inc.                   Wisconsin

     Viking Marine, Inc.                                    Minnesota